Exhibit 10.1

MODIFICATION TO EMPLOYMENT AGREEMENT

This MODIFICATION TO EMPLOYMENT AGREEMENT (“Modification”) is entered into as of the 29th day of June, 2024, by and between Precision Optics Corporation, a Massachusetts company (hereinafter called the “Company”), and Jeffrey L. DiRubio (hereinafter called “Employee” or “DiRubio”).

WITNESSETH

WHEREAS, the Company and Employee currently are parties to that certain Employment Agreement dated as of February 7, 2022 and subsequently renewed from time to time pursuant to the terms thereof (as presently in effect, the “Agreement”); and

WHEREAS, the Company and Employee have been engaged in negotiations over a proposed early termination of Employee’s employment with the Company;

NOW, THEREFORE, in consideration of the covenants and promises contained herein, the parties hereto do hereby mutually agree as follows:

1. It is hereby agreed that Employee’s employment shall end at the close of business on June 30, 2024 (the “Separation Date”). After the Separation Date, Employee shall no longer be an employee or officer of the Company.

Employee agrees to fully and faithfully perform all employment-rated duties of his (under the Agreement and otherwise) through the Separation Date. Other than an earlier termination for “Cause” or by mutual agreement of the parties, DiRubio’s employment may not be terminated before June 30, 2024.

2. For the period since January 1, 2024, the Company has paid Employee a biweekly base salary of $7,307.69, or $190,000 per year. Conditional upon this Modification becoming effective on or before June 30, 2024, the Company shall retroactively, as of December 1, 2023, increase Employee’s biweekly base salary rate to $9,038.46. Accordingly, on the first regular payday following the Separation Date, the Company will pay Employee $25,962 in a one-time lump sum to cover such increase.

Employee will be entitled to six (6) weeks of vacation pay as of the Separation Date. Accordingly, the Company will pay Employee $27,115 in a one-time lump sum to cover accrued vacation time.

Employee’s entitlement to other employee benefits under Section 3 of the Agreement shall continue unchanged through the Separation Date. DiRubio shall not accrue any additional employee benefits after such date.

3. Employee will be reimbursed for travel expenses incurred during his employment with the company, that are documented according to Company policies. All requests for travel expense reimbursements must be submitted to the Company by July 31, 2024.

4. By agreement of Employee and the Company, Employee’s “Budget Revenue Bonus” for the Bonus Year ending June 30, 2024 will be set at $44,000, which will be paid to him on or before the first regular payroll distribution after the filing of the company’s 10K statement for fiscal year 2024. This payment will be made through the Company’s normal payroll procedures for Company employees.

All other provisions of Section 4 of the Agreement regarding bonuses for the Bonus Year ending June 30, 2024 shall remain in effect.

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5. The severance provisions of Section 7 of the Agreement shall remain in effect unless, prior to June 30, 2024, the parties sign a mutually agreeable consulting agreement substantially in the form of Exhibit A attached hereto as a draft. If the parties timely sign a mutually agreeable consulting agreement, then (i) DiRubio agrees that the severance provisions of Section 7 shall be superseded and of no effect and (ii) the Company agrees to amend the permitted exercise period under all of DiRubio’s existing stock option agreements so that the vested portion of such options which are exercisable at the end of his continuous service to the Company (including the time covered by the consulting agreement) shall remain exercisable for one year after the end of continuous service.

6. All provisions of the Agreement that were intended to survive termination of employment shall continue in full force and effect after the Separation Date except as expressly provided in this Modification to the contrary. DiRubio acknowledges and agrees that as Corporate Senior Vice President of Sales and Marketing of the Company he has sufficient policy making authority to qualify as a “senior executive” of the Company within the meaning of the Noncompete Rule issued by the Federal Trade Commission on or around April 23, 2024. DiRubio confirms and agrees that he is, and will continue to be, bound by all confidentiality, non-competition and non-solicitation covenants and obligations imposed under the Agreement, as supplemented by other applicable Company policies.

IN WITNESS WHEREOF, the parties hereto have executed this Modification on the day and year first above written.

PRECISION OPTICS CORPORATION, INC.		JEFFREY L. DIRUBIO

Signature:	/s/ Joseph N. Forkey	Signature:	/s/ Jeffrey L. DiRubio

Date:	6/29/2024	Date:	6/29/2024

Name:	Joseph N. Forkey

Title:	CEO

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